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                                                      Rule 424(b)(3)
                                                      Registration No. 333-36232
                                                      U.S. Energy Systems, Inc.


                            U.S. ENERGY SYSTEMS, INC.

                       SUPPLEMENT NO. 1 DATED MAY 18, 2000
                         TO PROSPECTUS DATED MAY 4, 2000

         The Prospectus of U.S. Energy Systems, Inc. (the "Company"), dated May 4, 2000, relating to the Company's common stock, $.01 par value per share (the "Common Stock"), is hereby supplemented as follows:

         The paragraph under the Risk Factors Section which appears on page 7 of the prospectus under the heading "There are many shares of our common stock eligible for future sale which may cause the market price of our common stock to drop significantly, even if our business is doing well" is hereby deleted and replaced in its entirety by the following text:


THERE ARE MANY SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

         The possibility that substantial amounts of our common stock may be issued or freely resold in the public market may adversely affect prevailing market prices for our common stock, even if our business is doing well. BASED
ON THE NUMBER OF OUR OUTSTANDING SHARES OF COMMON STOCK AT MAY 1, 2000, WE WILL HAVE 10,542,499 SHARES OUTSTANDING UPON THE COMPLETION OF THIS OFFERING (WHICH INCLUDES SHARES OF COMMON STOCK REGISTERED IN THIS OFFERING THAT ARE ISSUABLE UPON CONVERSION OR EXERCISE OF CERTAIN OF OUR OUTSTANDING CONVERTIBLE SECURITIES, OPTIONS AND WARRANTS), INCLUDING AN ADDITIONAL 7,600 SHARES OF COMMON STOCK HELD IN TREASURY. WE HAVE OTHER OUTSTANDING CONVERTIBLE SECURITIES, OPTIONS OR WARRANTS, THE CONVERSION OR EXERCISE OF WHICH WILL RESULT IN THE ISSUANCE OF AN ADDITIONAL 6,590,925 SHARES OF OUR COMMON STOCK. The market price of our common stock could drop significantly if the holders of these securities sell the underlying shares of common stock or if the market perceives that they are intending to sell them. For a more detailed description, see "Shares Eligible for Future Sale."